Exhibit 99.4

FORM OF LETTER TO REGISTERED HOLDERS & DEPOSITARY TRUST COMPANY

PILGRIM’S PRIDE CORPORATION

LETTER TO REGISTERED HOLDERS AND

DEPOSITORY TRUST COMPANY PARTICIPANTS

FOR TENDER OF ALL OUTSTANDING

9 1/4% OLD SENIOR SUBORDINATED NOTES DUE 2013

IN EXCHANGE FOR

9 1/4% NEW SENIOR SUBORDINATED NOTES DUE 2013

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2004, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Pilgrim’s Pride Corporation, a Texas corporation, to exchange its 9 1/4% Old Senior Subordinate Notes due 2013 (the “Old Notes”) for a like principal amount of Pilgrim’s Pride Corporation’s issued and outstanding 9 1/4% New Senior Subordinated Notes due 2013 (the “New Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and subject to the conditions set forth in the prospectus, dated January     , 2004, and the related Letter of Transmittal (which together constitute the “exchange offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus dated January , 2004;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

3.	Notice of Guaranteed Delivery;

4.	Letter that may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee;

5.	Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 4 above); and

6.	Letter to the holders of Old Notes.

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to Pilgrim’s Pride Corporation that:

•	the New Notes acquired in exchange for Old Notes pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not the holder;

•	the holder is not participating in, and has no arrangement with any person to participate in, the distribution of New Notes within the meaning of the Securities Act; and

•	neither the holder nor any such other person is an “affiliate” (within the meaning of Rule 144 under the Securities Act) of Pilgrim’s Pride Corporation or a broker-dealer tendering New Notes acquired directly from Pilgrim’s Pride Corporation.

If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such New Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

Pilgrim’s Pride Corporation will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of New Notes pursuant to the exchange offer. Pilgrim’s Pride Corporation will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the exchange agent by calling (212)                     .

Very truly yours,

PILGRIM’S PRIDE CORPORATION